EXHIBIT 99.1

DATAWATCH EXERCISES OPTION TO PURCHASE MONARCH INTELLECTUAL PROPERTY

Chelmsford, Mass.—March 1, 2012—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of report analytics software and services, today announced that it has exercised its option to purchase from Raymond Huger, d/b/a Math Strategies, the intellectual property underlying the Monarch Report Analytics platform.  Huger is the original developer of Monarch and its related intellectual property.  Pursuant to a formula contained in a 2004 option purchase agreement between Datawatch and Huger, as amended, the purchase price for the intellectual property assets will be $8.541 million.  The transaction is expected to close within 60 days.

Datawatch’s intent is to finance the purchase through the combination of a subordinated note with warrants from Massachusetts Capital Resource Company, a working capital line of credit with Silicon Valley Bank and Datawatch’s own cash balances.  As a result of the transaction, Datawatch will eliminate royalty payments to Huger, which totaled approximately $1.5 million in fiscal year 2011.  Datawatch will incur an interest expense related to the financing and a non-cash charge on an on-going basis as the value of the acquired intellectual property is amortized.  The transaction is expected to be accretive on a cash basis.

Michael A. Morrison, president and CEO of Datawatch, said, “Datawatch has made tremendous strides over the past year in transitioning the business to a high growth model by highlighting the benefits and value of the Monarch Report Analytics platform.  It is the ideal time in our evolution to purchase the Monarch intellectual property assets.  This transaction will provide us with the needed financial flexibility to continue to execute on our business strategy.  It will also allow us to pursue our growth initiatives through strategic alliances with added certainty.  We intend to continue the truly outstanding development and innovation that has made Monarch the leading solution to unleash the analytic value of existing documents and reports.  Further, through this purchase, we will be best positioned to accelerate enhancements to the integrated capabilities of the Monarch Report Analytics platform.”

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH) empowers organizations to transform the massive amounts of valuable information that is trapped in static reports, PDF files, HTML and other content-rich, but difficult-to-use data sources, into a dynamic information analytics system that accelerates and improves decision-making throughout their operations. Datawatch’s technology allows its more than 40,000 customers worldwide to leverage the investments they have made in reports from ERP, CRM and other custom applications into high performance analytic information at a fraction of the cost and time of traditional approaches. Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Munich, Sydney and Manila, with partners and customers in more than 100 countries worldwide. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry; Datawatch's dependence on its principal products; proprietary software technology and software license agreements; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2011 and Form 10-Q for the quarter ended December 31, 2011.   Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contacts:

Murray Fish, CFO
Datawatch Corporation
murray_fish@datawatch.com
Phone: (978) 441-2200 ext. 8208
Fax: (978) 453-4443

Kelley Lynn Kassa
Datawatch Corporation
kelley_kassa@datawatch.com
Phone: (978) 441-2200 ext. 8240
Twitter: @datawatch